Exhibit 99.1

AAON Announces Retirement of Jack Short from Board of Directors

TULSA, Okla., May 16, 2019 - AAON, Inc. (NASDAQ-AAON) (“AAON” or the “Company”), announced today that Jack E. Short will retire from the Company’s Board of Directors following the end of his current term at AAON’s 2020 Annual Meeting of Stockholders. Mr. Short decided to not stand for re-election to the Board upon completion of his current term as he decreases his professional commitments.

The Company also announced Mr. Short stepped down as Chair of the Company’s Audit Committee, and that Caron Lawhorn was appointed as Chair of the Audit Committee to fill Mr. Short’s vacancy, effective immediately. Mr. Short will serve as a Member of the Audit Committee during the remainder of his term on the Board, and also continues to serve as a Member of the Company’s Governance Committee as well as the Company’s Lead Independent Director.

Norman H. Asbjornson, CEO, stated, “It has been a true pleasure to work with Jack for the past 15 years. AAON benefited greatly from his accounting and financial expertise, as well as his leadership skills as he led our Audit Committee during a time of significant Company growth. We look forward to his continued contributions to the Board as he completes his current term and helps facilitate Caron’s succession as Chair of our Audit Committee. Please join me in thanking Jack for his dedicated service to AAON and congratulating Caron on her appointment as Chair of our Audit Committee.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (561) 482-4046 or (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com